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                                                                    Exhibit 99.1

March 25, 2004



                   Management Report on Internal Control Over
     Processing and Reporting Relating to Securitized Automobile Financing
                                  Receivables
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Management of the Chase Manhattan Bank USA, N.A. (the "Bank"), as servicer of
Chase Manhattan Auto Owner Trusts, is responsible for establishing and maintaining effective internal control over processing and reporting relating to securitized automobile financing receivables, which is designed to provide reasonable assurance regarding the proper processing and reporting relating to securitized automobile financing receivables. The Bank's internal control contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to processing and reporting relating to securitized automobile financing receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of the Chase Manhattan Bank USA, N.A., as servicer of Chase Manhattan Auto Owner Trusts, assessed its internal control over processing and reporting relating to securitized automobile financing receivables for the 12 months ended December 31, 2003 in relation to the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, the Chase Manhattan Bank USA, N.A., as servicer of Chase Manhattan Auto Owner Trusts, maintained effective internal control over processing and reporting relating to securitized automobile financing receivables for the 12 months ended December 31, 2003, based on the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.



/s/ William V. Dobbins
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William V. Dobbins, President
Chase Manhattan Bank USA, N.A.





/s/ Keith Schuck
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Keith Schuck, SVP/CFO
Chase Manhattan Bank USA, N.A.